news release	Great Lakes Chemical Corporation 9025 North River Road, Suite 400 Indianapolis, IN 46240 USA Telephone: (1) 317 715 3000 Facsimile: (1) 317 715 3060 www.greatlakes.com

Exhibit 99(i)

FOR IMMEDIATE RELEASE (Issued April 21, 2004)

GREAT LAKES POSTS A SIGNIFICANT JUMP IN FIRST QUARTER 2004 RESULTS LED BY PRODUCTIVITY AND SALES GROWTH

INDIANAPOLIS, INDIANA - Great Lakes Chemical Corporation (NYSE:GLK) today announced first quarter 2004 net sales from continuing operations of $368.1 million, a 10% increase, compared to $334.0 million reported in the corresponding period in 2003. Excluding the effects of acquisitions and foreign currency translation, net sales increased 2% during first quarter 2004. Adjusted operating income for the first quarter increased to $19.5 million, a 73% increase compared to first quarter 2003, reflecting a combination of productivity gains, a stronger product mix, and higher sales volumes.

Great Lakes reported a loss from continuing operations of $(4.1) million, or $(.08) per share, for the first quarter 2004, compared to income of $0.9 million, or $.02 per share, for the first quarter of 2003. In first quarter 2004, the Company recognized after-tax restructuring charges and certain other significant items totaling $10.8 million, or $.21 per share. The charges relate primarily to a repositioning plan, announced in October 2003, which includes a series of manufacturing consolidations, cost reductions, and other actions. The asset impairments, restructuring charges, and certain other significant items are described in greater detail in the notes to the accompanying consolidated statements of operations. Excluding these charges, income from continuing operations amounted to $6.7 million, or $.13 per share, for first quarter 2004, compared to income of $0.9 million, or $.02 per share, for the first quarter of 2003.

The loss from discontinued operations amounted to $(0.9) million, or $(.02) per share, in the first quarter of 2004. Including discontinued operations, Great Lakes reported a net loss for first quarter 2004 of $(5.0) million, or $(.10) per share. This compares to a first quarter 2003 net loss of $(0.8) million, or $(.02) per share, which included after-tax charges of $3.3 million, or $(.07) per share, for the cumulative effect of a required accounting change.

“We are encouraged by our overall progress this quarter,” said Mark Bulriss, Great Lakes chairman, president, and chief executive officer. “A strengthening global economy combined with our focused efforts to boost productivity, manage our assets more effectively, and satisfy specific customer and market needs are beginning to pay off.”

Bulriss concluded, “We will continue to do what needs to be done to create a business that will be successful in good economic times and bad. With many forecasts calling for continued economic growth ahead, we remain optimistic about 2004.”

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Business Unit Performance - Continuing Operations
(Adjusted for Asset Impairments, Restructuring Charges, and Certain Other Significant Items)

Specialty Products reported first quarter 2004 net sales of $144.8 million, 19% higher than the corresponding period in 2003. Increased market penetration supported by new product sales, acquisitions, and stronger foreign currencies against the U.S. dollar drove the increase. First quarter operating income of $15.5 million, was comparable with operating income in the first quarter of 2003. The benefits derived from the improved sales were offset by lower selling prices and production inefficiencies arising during the start-up phase to consolidate some manufacturing operations.

First quarter 2004 net sales for the Polymer Additives business increased 6% to $197.9 million, from $185.9 million in 2003. Improved demand in key end markets helped drive sales volumes higher. The positive effects of foreign currency translation also contributed to the improvement. Operating income in the first quarter increased to $8.0 million from $2.8 million last year due to productivity gains and a stronger sales mix.

Net sales in first quarter 2004 for the Performance Chemicals business unit decreased to $25.4 million from $26.4 million in 2003. Volume gains in the FM-200(R) product line were more than offset by lower selling prices and a decrease in volume of other fluorine intermediates. Operating income in the first quarter 2004 increased to $4.1 million from $3.3 million in the first quarter last year, reflecting a stronger sales mix, manufacturing efficiencies, and lower raw material costs.

Investor Conference Call

Great Lakes will host a conference call to discuss the Company’s first quarter 2004 earnings on April 22, 2004, at 10:00 a.m. ET / 9:00 CT / 8:00 a.m. MT / 7:00 a.m. PT. The conference call will also be simultaneously web cast from the Financial Events page of the Great Lakes web site (www.greatlakes.com)

Forward Looking Statement and non-GAAP Financial Measurement

This press release contains forward-looking statements involving risks and uncertainties that affect the company’s expectations as discussed in Great Lakes Chemical Corporation’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. Accordingly, there is no assurance the company’s expectations will be realized.

This release also contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission, including adjusted operating income (loss) and adjusted income (loss) from continuing operations. Included with this release is a reconciliation of the differences between these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP.

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Great Lakes Chemical Corporation is the world’s leading producer of certain specialty chemicals for such applications as water treatment, household cleaners, flame retardants, polymer stabilizers, fire suppression, and performance chemicals. The stock of the company is traded on the New York Stock Exchange (NYSE:GLK). For more information, please visit the Great Lakes web site at www.greatlakes.com.

Analyst contact:

Jeff Potrzebowski +1 317 715 3027 / investorinfo@glcc.com

Media contact:

Wendy Chance +1 317 715 3027 / wchance@glcc.com

Great Lakes Chemical Corporation and Subsidiaries Consolidated Statements of Operations (millions, except per share data) (unaudited)

	Three Months Ended March 31			Three Months Ended March 31
	2004		2004	2003		2003
	(GAAP Basis)	Charges (A)	(Adjusted)	(GAAP Basis)	Charges (A)	(Adjusted)

Net Sales	$ 368.1	$ -	$ 368.1	$ 334.0	$ -	$ 334.0

Operating Expenses
Costs of products sold	298.0	(7.9)	290.1	265.5	-	265.5
Selling, general and administrative expenses	64.6	(6.1)	58.5	57.2	-	57.2
Asset impairments	0.3	(0.3)	-	-	-	-

Total Operating Expenses	362.9	(14.3)	348.6	322.7	-	322.7

Operating Income	5.2	14.3	19.5	11.3	-	11.3

Interest Income (Expense) - net	(6.3)	-	(6.3)	(6.6)	-	(6.6)
Other Income (Expense) - net	(4.9)	1.2	(3.7)	(3.4)	-	(3.4)

Income (Loss) from Continuing Operations
before Income Taxes and Cumulative
Effect of Accounting Change	(6.0)	15.5	9.5	1.3	-	1.3

Income Taxes (Credit)	(1.9)	4.7	2.8	0.4	-	0.4

Income (Loss) from Continuing Operations before
Cumulative Effect of Accounting Change	$ (4.1)	$ 10.8	$ 6.7	$ 0.9	$ -	$ 0.9

Discontinued Operations:
Income (Loss) from Discontinued Operations,
net of income taxes (credit) of $(0.4) and $0.7,
respectively	$ (0.9)		$ (0.9)	$ 1.6		$ 1.6

Income (Loss) before Cumulative Effect of
Accounting Change	$ (5.0)		$ 5.8	$ 2.5		$ 2.5

Cumulative Effect of Accounting Change,
net of income taxes	-		-	(3.3)		(3.3)

Net Income (Loss)	$ (5.0)		$ 5.8	$ (0.8)		$ (0.8)

Earnings (Loss) per Share - Basic and Diluted:
Income (Loss) before Cumulative Effect of
Accounting Change
Continuing Operations	$ (0.08)		$ 0.13	$ 0.02		$ 0.02
Discontinued Operations	(0.02)		(0.02)	0.03		0.03

	(0.10)		0.11	0.05		0.05
Cumulative Effect of Accounting Change	-		-	(0.07)		(0.07)

Net Income (Loss)	$ (0.10)		$ 0.11	$ (0.02)		$ (0.02)

Average Shares Outstanding:
Basic	50.7		50.7	50.2		50.2
Diluted	50.7		50.7	50.3		50.3

Great Lakes Chemical Corporation and Subsidiaries Consolidated Statements of Operations (continued)

Business Unit Results - Continuing Operations

	Three Months Ended March 31			Three Months Ended March 31
	2004		2004	2003		2003
	(GAAP Basis)	Charges (A)	(Adjusted)	(GAAP Basis)	Charges (A)	(Adjusted)

Net Sales to External Customers:
Polymer Additives	$ 197.9	$ -	$ 197.9	$ 185.9	$ -	$ 185.9
Specialty Products	144.8	-	144.8	121.7	-	121.7
Performance Chemicals	25.4	-	25.4	26.4	-	26.4
Corporate and Other	-	-	-	-	-	-

Net Sales	$ 368.1	$ -	$ 368.1	$ 334.0	$ -	$ 334.0

Operating Income (Loss):
Polymer Additives	$ 1.0	$ 7.0	$ 8.0	$ 2.8	$ -	$ 2.8
Specialty Products	14.0	1.5	15.5	15.4	-	15.4
Performance Chemicals	4.1	-	4.1	3.3	-	3.3
Corporate and Other	(13.9)	5.8	(8.1)	(10.2)	-	(10.2)

Operating Income (Loss)	$ 5.2	$ 14.3	$ 19.5	$ 11.3	$ -	$ 11.3

(A)	Asset impairments, restructuring charges and certain other significant items have been excluded from Reported (GAAP basis) Income (Loss) from Continuing Operations to provide Adjusted Income (Loss) from Continuing Operations. The impacts of these excluded charges (credits) are summarized below.

	2004	2003
Asset impairments	$ 0.3	$ -
Restructuring charges	7.4	-
Change in useful life of enterprise software (Corporate)	4.8	-
Network server contract cancellation (Corporate)	0.4	-
Business interruption costs - facility fire (Specialty Products)	0.6	-
External consulting fees - restructuring related (Corporate)	0.5	-
Other	0.3	-

Charges excluded from operating income (loss)	14.3	-

Asset write-offs and other costs related to	1.2	-
facility fire (Specialty Products)
Total charges excluded from income (loss) from
continuing operations before income taxes	15.5	-
Income taxes (credit)	(4.7)	-

Total charges	$ 10.8	$ -

Great Lakes Chemical Corporation and Subsidiaries Consolidated Balance Sheets (millions)

	March 31, 2004	December 31, 2003
	(unaudited)

ASSETS

Cash and cash equivalents	$ 52.9	$ 171.2
Accounts and notes receivable	362.4	268.9
Inventories	275.2	260.2
Prepaid expenses	29.3	26.4
Deferred income taxes	0.4	4.1
Current assets held for sale from discontinued operations	11.9	29.6

Total current assets	732.1	760.4

Plant and equipment	1,295.3	1,294.0
Less allowances for depreciation, depletion and amortization	(743.0)	(723.9)

Net plant and equipment	552.3	570.1
Goodwill	203.8	205.7
Intangible assets	61.8	63.4
Investments in and advances to unconsolidated affiliates	21.3	22.5
Other assets	24.3	24.7
Deferred income taxes	60.4	46.4
Non-current assets held for sale from discontinued operations	1.4	-

	$ 1,657.4	$ 1,693.2

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$ 169.4	$ 171.7
Accrued expenses	117.2	132.4
Income taxes payable	69.1	71.9
Dividends payable	4.8	4.8
Notes payable and current portion of long-term debt	7.4	7.1
Current liabilities held for sale from discontinued operations	13.1	15.0

Total current liabilities	381.0	402.9

Long-term debt, less current portion	428.6	427.6
Other non-current liabilities	108.1	106.4
Non-current liabilities held for sale from discontinued operations	6.0	6.0
Minority interest	6.6	6.8

STOCKHOLDERS' EQUITY

Common stock, $1 par value, authorized 200.0 shares, issued 73.1 and 73.0 shares	73.1	73.0
for 2004 and 2003, respectively
Additional paid-in capital	125.2	124.7
Retained earnings	1,603.1	1,612.9
Treasury stock, at cost, 22.4 and 22.4 shares for 2004 and 2003, respectively	(1,034.8)	(1,035.9)
Accumulated other comprehensive loss	(39.5)	(31.2)

Total stockholders' equity	727.1	743.5

	$ 1,657.4	$ 1,693.2

Great Lakes Chemical Corporation and Subsidiaries Condensed Statements of Cash Flows (GAAP Basis) (millions) (unaudited)

	Three Months Ended March 31, 2004	Three Months Ended March 31, 2003

OPERATING ACTIVITIES
Net Income (Loss)	$ (5.0)	$ (0.8)
Adjustments to reconcile net income (loss) to net cash used for operating activities - continuing operations:
Income (loss) from discontinued operations	0.9	(1.6)
Cumulative effect of accounting change	-	3.3
Asset impairments	0.3	-
Depreciation and depletion	23.4	19.0
Amortization of intangible assets	1.5	1.0
Deferred income taxes	-	(0.1)
Effect of working capital changes, excluding cash and cash equivalents	(119.4)	(121.7)
Other operating activities, net	4.8	0.4

Net Cash Used for Operating Activities - Continuing Operations	(93.5)	(100.5)

INVESTING ACTIVITIES
Plant and equipment additions	(13.4)	(12.5)
Business combinations, net of cash acquired	-	(65.7)
Proceeds from sale of assets	1.5	2.7
Other investing activities, net	(0.4)	(0.1)

Net Cash Used for Investing Activities - Continuing Operations	(12.3)	(75.6)

FINANCING ACTIVITIES
Net repayments on borrowings	(3.9)	(4.5)
Proceeds from stock options exercised	1.1	-
Cash dividends paid	(4.8)	(4.5)
Other financing activities, net	(0.8)	(1.8)

Net Cash Used for Financing Activities - Continuing Operations	(8.4)	(10.8)

Effect of Exchange Rate Changes on Cash and Cash Equivalents -
Continuing Operations	(0.7)	0.2

Net Cash Used for Continuing Operations	(114.9)	(186.7)
Net Cash Provided by (Used for) Discontinued Operations	(3.4)	0.4

Decrease in Cash and Cash Equivalents	(118.3)	(186.3)
Cash and Cash Equivalents at Beginning of Year	171.2	259.1

Cash and Cash Equivalents at End of Period	$ 52.9	$ 72.8

Reconciliation of Free Cash Flow (1)	Three Months Ended March 31, 2004	Three Months Ended March 31, 2003
Net cash provided by operating activities
- continuing operations	$ (93.5)	$ (100.5)
Plant and equipment additions	(13.4)	(12.5)

Free Cash Flow - Continuing Operations	$ (106.9)	$ (113.0)

(1)	Defined as net cash (used for) provided by operating activities - continuing operations less plant and equipment additions